Exhibit 5.1

March 28, 2011

Altair Nanotechnologies Inc. 204 Edison Way Reno, Nevada U.S.A. 89502

Re:      Prospectus Supplement to Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Altair Nanotechnologies Inc., a corporation incorporated under the Canada Business Corporations Act (the “Corporation”), in connection with (i) the Registration Statement on Form S–3, File No. 333-162009 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the Corporation’s common shares (the “Common Shares”), warrants to purchase the Common Shares and units of warrants and Common Shares all of which may be issued from time to time on a delayed basis pursuant to Rule 415 under the Securities Act and (ii) the prospectus supplement, dated March 28, 2011, (the “Prospectus Supplement”) relating to the issue and sale of up to an aggregate of 3,600,000 units (the “Units”), each Unit consisting of (i) one Common Share (the “Shares”) of the Corporation and (ii) one warrant (the “Warrants”) entitling the holder to purchase 0.5 Common Shares of the Corporation at a price of US$ 1.784 per Unit, together with the potential issuance of up to an additional 1,800,000 Common Shares (the “Adjustment Shares”) upon the occurrence of certain contingencies, all on the terms and subject to the conditions set forth in the securities purchase agreement dated March 28, 2011 (the “Purchase Agreement”) among the Company and the Purchasers identified therein filed as Exhibit 10.1 to the Form 8-K to which this opinion is filed as an Exhibit.

In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant.  We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant.  We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.  For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only.  We express no opinion as to any laws, or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable to the Corporation as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.            The Shares and Warrants have been duly authorized for issuance in units consisting of one Common Share and one Warrant to purchase 0.5 Common Shares and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, the Warrants will be validly issued, and the Shares will be validly issued, fully paid and nonassessable.

2.            The Adjustment Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, the Adjustment Shares will be validly issued, fully paid and nonassessable.

3.           The Common Shares issuable upon exercise of the Warrants have been duly authorized for issuance and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under “Legal Matters” in the Prospectus which constitutes a part of the Registration Statement and to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Corporation’s Current Report on Form 8-K to be filed in connection with the issue and sale of the Shares and Warrants.

Yours very truly,

/s/ Cassels Brock & Blackwell LLP